EXHIBIT 99.1

Lyle D. Tick Appointed CEO and President of BJ’s Restaurants, Inc.

Company announces departure of CFO

HUNTINGTON BEACH, Calif., June 05, 2025 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today announced that Lyle D. Tick, currently BJ’s President and Chief Concept Officer, has been appointed Chief Executive Officer and President, effective June 5, 2025. Interim Chief Executive Officer C. Bradford (“Brad”) Richmond will assume the role of Special Advisor to the CEO during Mr. Tick’s transition into his new role and will remain a member of the Board of Directors.

Mr. Tick was named President and Chief Concept Officer in September 2024, and in his time with the Company has been instrumental in the creation of the Company’s strategic vision, which is focused on the team member experience, handcrafted food and beverages, delivering WOW hospitality and keeping the atmosphere fresh. His leadership and vision for the brand have allowed the Company to build a strong foundation and a strategic plan to deliver long-term value for shareholders.

Lea Anne S. Ottinger, the Company’s Board Chair commented, “We are delighted that Lyle will be leading BJ’s as its next CEO. As President and Chief Concept Officer, Lyle has quickly re-focused the Company’s core sales and profit-driving initiatives to further differentiate our concept while capturing opportunities to reduce operational complexity. We are confident that under his leadership, BJ’s will continue to drive sustainable growth and create long-term shareholder value.”

Mr. Richmond commented, “Lyle has provided focus and clarity to our team as we articulate our brand positioning and execute on strategic initiatives focused on delivering sustained profitable growth in the mid-to-long term. After working closely with Lyle for the past nine months, I am confident he is the right person to lead BJ’s through its next chapter of growth. With his strategic consumer focus and expertise in brand positioning, as well as his deep experience in the restaurant industry, I have full confidence in his ability to help BJ’s achieve continued success.”

Mr. Tick commented, “It is an honor to be appointed BJ’s next Chief Executive Officer, and I am grateful to the Board for their confidence in me. Since joining the leadership team last year, I have developed an even greater appreciation for the tremendous potential of the BJ’s brand. I am proud of the progress we have made to date for the business and as a leadership team. I look forward to building on the foundations we have laid and continuing to work with Brad, the Board, the leadership team and our team members around the country as we execute on our strategies to position BJ’s for sustainable long-term success.”

Prior to joining BJ’s, Mr. Tick served as President and Chief Executive Officer of On the Border Mexican Grill & Cantina from December 2023 to August 2024. He previously served as Brand President of Buffalo Wild Wings (Inspire Brands family of restaurants) from 2018 to 2023, where he led a team on the revitalization of the Buffalo Wild Wings brand, re-embracing its sports bar heritage, evolving the restaurant design, revamping the menu, which was recognized with the 2020 MenuMasters award for Best Menu Revamp, and launching the Buffalo Wild Wings GO sub-brand. From 2016 to 2018, Mr. Tick served as Managing Director, Boots Retail USA for Walgreens Boots Alliance, where he led the re-organization and scaling of the beauty brands business in the Americas, establishing No7 as the leading mass anti-aging serum brand in the United States. From 2011 to 2015, he served in global and North American marketing leadership roles at Bacardi, leading the white spirits portfolio, where he was instrumental in unlocking new growth in the United States and scaling the Grey Goose brand internationally. Prior to Bacardi, Mr. Tick served in various executive leadership roles at marketing and advertising agencies, including at J. Walter Thompson, Gotham, and McGarryBowen.

CFO Transition

The Company also announced today that Thomas A. Houdek, its Chief Financial Officer, has resigned from his position, effective June 20, 2025. Mr. Houdek has accepted a new position outside of the restaurant industry.

Ms. Ottinger added, “On behalf of our team, I would like to sincerely thank Tom for his leadership and contributions to BJ’s since joining us in 2019. We wish Tom the best of luck and success in his future endeavors.”

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza, and the often imitated, but never replicated world-famous Pizookie® dessert. The winner of the 2025 Vibe Vista Award for Best Beer Program, the winner of the 2024 Vibe Vista Award for Best Overall Beverage Program and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 31 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding potential growth and the success of various sales-building and productivity initiatives. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to those risk factors and other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact ICR at (332) 242-4370 or at InvestorRelations@BJRI.com.